EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $8.9 MILLION
ANNOUNCES $0.23 DIVIDEND

NOVATO, CA, April 19, 2021 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $8.9 million in the first quarter of 2021, compared to $8.1 million in the fourth quarter of 2020 and $7.2 million in the first quarter of 2020. Diluted earnings per share were $0.66 in the first quarter, $0.60 in the prior quarter, and $0.53 in the same quarter last year.

“Bank of Marin delivered steady, reliable results throughout 2020, reflecting our sound underwriting and commitment to relationship banking,” said Russell A. Colombo, President and Chief Executive Officer. “Our first quarter results in 2021 reinforced that consistency. Our credit quality is strong, and we are poised to grow as the economy reopens and our markets gain momentum.”

First quarter 2021 earnings included a $2.9 million reversal of the allowance for credit losses on loans and $590 thousand reversal of allowance for credit losses on unfunded loan commitments. Additionally, the early redemption of our last subordinated debenture generated $1.3 million in accelerated discount accretion in interest expense.

Bancorp provided the following highlights from the first quarter of 2021:

•Loan balances of $2.122 billion at March 31, 2021 compared to $2.089 billion at December 31, 2020 and $1.844 billion at March 31, 2020. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans contributed to the increase and represented $365.0 million outstanding at March 31, 2021 versus $291.6 million at December 31, 2020. There were no PPP loans in the comparative year ago period. As of March 31, 2021, $55.9 million of our PPP loans had been forgiven and paid off by the SBA.

•Credit quality remains strong, with non-accrual loans representing 0.43% of total loans as of March 31, 2021, compared to 0.44% at December 31, 2020, and 0.09% at March 31, 2020. Reversals of $2.9 million to the allowance for credit losses on loans and $590 thousand to the allowance for credit losses on unfunded loan commitments were driven primarily by an improvement in economic forecasts and a $40.2 million decrease in non-PPP loan balances.

•Total deposits grew $152.0 million from $2.504 billion at December 31, 2020 to $2.656 billion at March 31, 2021. The increase was primarily due to increases in PPP borrower-related accounts and normal fluctuations in some of our large business accounts. Non-interest bearing deposits represented 54% of total deposits as of the end of the first quarter of 2021 and fourth quarter of 2020, versus 49% at the end of the first quarter a year ago. First quarter 2021 cost of average deposits was consistent with the prior quarter at 0.07%, compared to 0.21% in the first quarter of 2020.

•Return on average assets ("ROA") and return on average equity ("ROE") were 1.21% and 10.22%, respectively, for the quarter ended March 31, 2021. These reflect meaningful increases as ROA was 1.09% in both the prior and year-ago quarters. ROE was 8.98% and 8.54%, respectively, for the fourth quarter and first quarter of 2020.

•Our strong capital and liquidity position afforded us the opportunity to eliminate a high cost funding source. On March 15, 2021 we redeemed a $2.8 million subordinated debenture, which carried an effective rate of approximately 5.7%. While the redemption decreased our net interest margin by 18 basis points in the first quarter of 2021, it will serve to improve net interest margin in the future.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 15.7% at March 31, 2021, compared to 16.0% at December 31, 2020, and 15.3% at March 31, 2020. Bancorp's tangible common equity to tangible assets was 10.5% at March 31, 2021, compared to 11.3% at December 31, 2020 and 11.7% at March 31, 2020 (refer to footnote 5 on page 6 for a definition of this non-GAAP financial measure). The subordinated debt redemption contributed to the decline in total risk-based capital, and share repurchases were the primary driver of the declines in both total risk-based capital and tangible common equity. The total risk-based capital ratio for the Bank was 14.8% at March 31, 2021, compared to 15.8% at December 31, 2020, and 14.4% at March 31, 2020.

•The Board of Directors declared a cash dividend of $0.23 per share on April 16, 2021. This represents the 64th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 7, 2021, to shareholders of record at the close of business on April 30, 2021.

•As previously announced, Secil Tabli Watson was appointed as a new director on the boards of both the Bancorp and Bank effective April 1, 2021.

Loans and Credit Quality

Loans increased by $33.2 million in the first quarter and totaled $2.122 billion at March 31, 2021, which was comprised of a $73.4 million net increase in PPP loans, and a $40.2 million decrease in non-PPP loans. Non-PPP-related loan originations were $25.3 million for the first quarter of 2021, compared to $29.8 million for the first quarter of 2020. Loan payoffs were $34.6 million in the first quarter of 2021, compared to $51.7 million for the first quarter of 2020. Loan payoffs in the first quarter consisted largely of consumer loans and loans whereby underlying assets were sold (including completed construction projects). Other negative variances included loans refinanced with other banks and decreased commitment line utilization.

As of March 31, 2021, there were 2,513 PPP loans outstanding totaling $365.0 million (net of $8.0 million in unrecognized fees and costs), which included 841 loans totaling $119.5 million funded during the first quarter of 2021 under the second round of the PPP stimulus plan. Of the total PPP loans funded as of March 31, 2021, 144 loans amounting to $55.9 million were forgiven and paid off by the SBA. We expect the forgiveness of the first round of PPP loans to accelerate during the second quarter of 2021. Of the loans remaining, 77% (1,940 loans) totaling $89.6 million are less than or equal to $150 thousand and have access to streamlined forgiveness processing.

As of April 15, 2021, 11 borrowing relationships with 17 loans totaling $59.2 million were benefiting from payment relief. We monitor the financial situation of these clients closely and expect the majority to resume payments as the economy reopens. The following table summarizes these loans by industry or collateral type.

Industry/Collateral Type (dollars in thousands)	Outstanding Loan Balance	Weighted Average LTV
Education	$17,076	26%
Health Clubs	16,427	45%
Office and Mixed Use	13,794	42%
Hospitality	7,135	48%
Retail Related CRE	4,760	58%
Payment Relief Totals	$59,192	40%

Non-accrual loans totaled $9.2 million, or 0.43% of the loan portfolio, at March 31, 2021, $9.2 million, or 0.44% at December 31, 2020, and $1.6 million, or 0.09% a year ago. Classified loans totaled $26.4 million at March 31, 2021, compared to $25.8 million at December 31, 2020 and $12.1 million at March 31, 2020. There were no loans classified doubtful at March 31, 2021, December 31, 2020, or March 31, 2020. Accruing loans past due 30 to 89 days totaled $1.0 million at March 31, 2021, compared to $1.8 million at December 31, 2020 and $1.3 million a year ago.

In the first quarter of 2021, we recorded a reversal of the provision for credit losses on loans of $2.9 million, compared to a reversal of $856 thousand in the prior quarter and an increase of $2.2 million in the first quarter of 2020. Both the current and previous quarters' allowances were calculated under the current expected credit loss methodology. The reversal of the provision in the first quarter of 2021 was primarily due to improvements in the forecasted California unemployment rates over the next four quarters and a $40.2 million decrease in non-PPP loans. The first quarter of 2020 included a $2.2 million provision for credit losses on loans, as determined under the incurred loss methodology, due to economic uncertainties of the COVID-19 pandemic. Net recoveries were $13 thousand in the first quarter of 2021 and fourth quarter of 2020, compared to $7 thousand in the first quarter a year ago. The ratio of allowance for credit losses to total loans was 0.94% at March 31, 2021, 1.10% at December 31, 2020, and 1.02% at March 31, 2020. Excluding acquired and SBA PPP loans, the allowance for credit losses represented 1.14% of total loans as of March 31, 2021, compared to 1.27% and 1.08% as of December 31, 2020 and March 31, 2020, respectively (refer to footnote 4 on page 6 for a definition of this non-GAAP financial measure).

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $142.8 million at March 31, 2021, compared to $200.3 million at December 31, 2020. The reduction was primarily due to growth in SBA PPP loans and investment securities, partially offset by increased deposits.

Investments

The investment securities portfolio increased to $670.5 million at March 31, 2021 from $501.4 million at December 31, 2020. The increase was primarily attributed to purchases of $203.4 million to deploy excess cash in a more favorable interest rate environment, partially offset by paydowns, calls and maturities of $24.7 million. The fair value of available-for-sale investment securities decreased $9.1 million, primarily due to the rise in interest rates in the first quarter of 2021.

Deposits

Total deposits were $2.656 billion at March 31, 2021, compared to $2.504 billion at December 31, 2020. PPP borrower-related deposits and normal fluctuations in some of our large business accounts drove the increase. Additionally, the bank maintained $180.8 million in off-balance sheet deposits with deposit networks at March 31, 2021. The average cost of deposits held steady at 0.07% in the first quarter of 2021.

On March 30, 2020, we implemented temporary fee waivers for all ATM fees, overdraft fees and early withdrawal penalties for time deposits to help ease the financial burden customers began experiencing due to the pandemic. After honoring the fee waivers for one year, we announced at the beginning of April those fees would no longer be automatically waived as of May 3, 2021, allowing our customers 30 days to adjust.

Earnings

“We continued our established tradition of carefully managing expenses in the first quarter, while taking advantage of market opportunities to invest excess cash and reduce high-cost debt,” said Tani Girton, EVP and Chief Financial Officer. “With consistent profitability, excellent asset quality and low-cost funding, we are confident in our ability to grow alongside our clients and continue to develop value for our shareholders.”

Net interest income totaled $22.0 million in the first quarter of 2021, compared to $23.6 million in the prior quarter and $24.1 million a year ago. The $1.6 million decrease from the prior quarter was mostly attributable to $1.3 million in accelerated discount accretion from the early redemption of a subordinated debenture. Additionally, interest income declined due to two fewer days in the quarter.

The $2.1 million decrease in net interest income from the comparative quarter a year ago was primarily caused by lower yields across interest-earning assets stemming from the low interest rate environment, early redemption of the subordinated debenture as mentioned above, and lower average commercial and home equity loan balances. These negative variances were partially offset by interest and fees on PPP loans and lower rates on interest-bearing liabilities.

The tax-equivalent net interest margin was 3.19% in the first quarter, 3.40% in the prior quarter, and 3.88% in the first quarter of 2020. The early redemption of our last subordinated debenture reduced first quarter 2021 tax-equivalent net interest margin by approximately 18 basis points, but will improve net interest margin going forward. The decrease from the same quarter a year ago was primarily attributed to the lower interest rate environment.

Non-interest income totaled $1.8 million in the first quarter of 2021 and the fourth quarter of 2020, compared to $3.1 million in the first quarter a year ago. The $1.3 million decrease from the first quarter of 2020 was mostly attributed to the absence of gains on sales of investment securities, lower service charges on deposit accounts, and lower fee income from one-way deposit sales to third-party deposit networks.

Non-interest expense decreased $358 thousand to $14.8 million in the first quarter of 2021 from $15.2 million in the prior quarter. The decrease was primarily due to a $590 thousand reversal of the allowance for credit losses on unfunded loan commitments versus a $960 thousand provision for credit losses on unfunded loan commitments in the prior quarter. This favorable variance was partially offset by $794 thousand in higher salaries and related benefits expenses, which included January resets of 401K matching, accelerated stock-based compensation for participants meeting retirement eligibility criteria. Professional services also increased due to some pandemic related delays in 2020 activities.

First quarter non-interest expense decreased $647 thousand from $15.5 million in the first quarter of 2020. The decrease was primarily attributed to the $590 thousand reversal of allowance for credit losses on unfunded loan commitments versus a $102 thousand provision a year ago. In addition, salaries and related benefits decreased $269 thousand (mostly attributed to $421 thousand additional deferred loan origination costs from funding the second round of SBA PPP loans) and charitable contributions $136 thousand. Increases included professional services as mentioned above and the discontinuation of Federal Deposit Insurance Corporation ("FDIC") insurance credits received in 2020.

The efficiency ratio was 62.13% in the first quarter of 2021, up from 59.70% in the prior quarter and 56.79% in the comparative period a year ago. Without the $1.3 million accelerated discount accretion from the early redemption of the subordinated debenture our efficiency ratio would have been 58.92%.

Share Repurchase Program

Bancorp repurchased 224,013 shares totaling $8.5 million in the first quarter of 2021 for a cumulative total of 393,584 shares amounting to $14.3 million under the $25.0 million share repurchase program that was approved by the Board of Directors on January 24, 2020, expiring February 28, 2022.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its first quarter earnings call via webcast on Monday, April 19, 2021 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $3.1 billion as of March 31, 2021, Bank of Marin has 21 branches and 7 commercial banking offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data; unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Quarter-to-Date
Net income	$8,947	$8,117	$7,228
Diluted earnings per common share	$0.66	$0.60	$0.53
Return on average assets	1.21%	1.09%	1.09%
Return on average equity	10.22%	8.98%	8.54%
Efficiency ratio	62.13%	59.70%	56.79%
Tax-equivalent net interest margin [1]	3.19%	3.40%	3.88%
Cost of deposits	0.07%	0.07%	0.21%
Net recoveries	$(13)	$(13)	$(7)
At Period End
Total assets	$3,058,133	$2,911,926	$2,697,738
Loans:
Commercial and industrial [2]	$545,069	$498,408	$264,405
Real estate:
Commercial owner-occupied	308,266	304,963	306,371
Commercial investor-owned	955,021	961,208	930,479
Construction	71,066	73,046	63,425
Home equity	96,575	104,813	116,968
Other residential	124,383	123,395	135,929
Installment and other consumer loans	21,392	22,723	26,283
Total loans	$2,121,772	$2,088,556	$1,843,860
Non-performing loans: [3]
Real estate:
Commercial owner-occupied	$7,147	$7,147	$—
Commercial investor-owned	1,603	$1,610	$942
Home equity	455	459	633
Installment and other consumer loans	—	17	57
Total non-accrual loans	$9,205	$9,233	$1,632
Classified loans (graded substandard and doubtful)	$26,423	$25,829	$12,056
Total accruing loans 30-89 days past due	$1,047	$1,827	$1,315
Allowance for credit losses to total loans	0.94%	1.10%	1.02%
Allowance for credit losses to total loans, excluding acquired and SBA PPP loans [4]	1.14%	1.27%	1.08%
Allowance for credit losses to non-performing loans	2.17x	2.48x	11.57x
Non-accrual loans to total loans	0.43%	0.44%	0.09%
Total deposits	$2,656,199	$2,504,249	$2,307,110
Loan-to-deposit ratio	79.9%	83.4%	79.9%
Stockholders' equity	$350,292	$358,253	$345,940
Book value per share	$26.29	$26.54	$25.50
Tangible common equity to tangible assets [5]	10.5%	11.3%	11.7%
Total risk-based capital ratio - Bank	14.8%	15.8%	14.4%
Total risk-based capital ratio - Bancorp	15.7%	16.0%	15.3%
Full-time equivalent employees	282	289	296
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $365.0 million and $291.6 million at March 31, 2021 and December 31, 2020, respectively. There were no SBA PPP loans as of March 31, 2020.
[3] Excludes accruing troubled-debt restructured loans of $3.4 million, $5.1 million and $11.1 million at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
[4] The allowance for credit losses to total loans, excluding non-impaired acquired loans and guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Due to the adoption of CECL on December 31, 2020, all loans previously considered "acquired" are now included in the calculation of the allowance for credit losses. Acquired loans that were not impaired at March 31, 2020 totaled $100.4 million. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $33.8 million, $34.0 million and $34.6 million at March 31, 2021, December 31, 2020, and March 31, 2020, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At March 31, 2021, December 31, 2020 and March 31, 2020

(in thousands, except share data; unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash, cash equivalents and restricted cash	$142,819	$200,320	$156,274
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at March 31, 2021 and December 31, 2020 1)	151,970	109,036	131,140
Available-for-sale (at fair value; amortized cost $508,337, $373,038, and $431,519 at March 31, 2021, December 31, 2021, March 31, 2020, respectively; net of zero allowance for credit losses at March 31, 2021 and December 31, 20201)	518,568	392,351	448,868
Total investment securities	670,538	501,387	580,008
Loans, at amortized cost	2,121,772	2,088,556	1,843,860
Allowance for credit losses [1]	(19,958)	(22,874)	(18,884)
Loans, net of allowance for credit losses	2,101,814	2,065,682	1,824,976
Bank premises and equipment, net	4,604	4,919	5,708
Goodwill	30,140	30,140	30,140
Core deposit intangible	3,627	3,831	4,471
Operating lease right-of-use assets	24,559	25,612	22,225
Interest receivable and other assets	80,032	80,035	73,936
Total assets	$3,058,133	$2,911,926	$2,697,738

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,445,282	$1,354,650	$1,130,460
Interest bearing
Transaction accounts	176,390	183,552	137,802
Savings accounts	224,748	201,507	167,210
Money market accounts	714,824	667,107	776,271
Time accounts	94,955	97,433	95,367
Total deposits	2,656,199	2,504,249	2,307,110
Borrowings and other obligations	30	58	185
Subordinated debenture	—	2,777	2,725
Operating lease liabilities	25,993	27,062	23,726
Interest payable and other liabilities	25,619	19,527	18,052
Total liabilities	2,707,841	2,553,673	2,351,798

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 13,326,509, 13,500,453 and 13,565,969 at March 31, 2021, December 31, 2020, and March 31, 2020, respectively	118,386	125,905	127,684
Retained earnings	225,600	219,747	207,328
Accumulated other comprehensive income, net of taxes	6,306	12,601	10,928
Total stockholders' equity	350,292	358,253	345,940
Total liabilities and stockholders' equity	$3,058,133	$2,911,926	$2,697,738
[1] The March 31, 2021 and December 31, 2020 allowances were under current expected credit loss methodology. Whereas, the March 31, 2020 allowance was under incurred loss methodology. Refer to Note 1, Summary of Accounting Policies, in our 2020 Form 10-K for further information on the adoption of ASU 2016-13.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
Interest income
Interest and fees on loans	$20,661	$20,794	$20,887
Interest on investment securities	3,129	3,254	4,165
Interest on federal funds sold and due from banks	42	40	332
Total interest income	23,832	24,088	25,384
Interest expense
Interest on interest-bearing transaction accounts	39	40	66
Interest on savings accounts	19	18	16
Interest on money market accounts	286	278	971
Interest on time accounts	96	118	161
Interest on borrowings and other obligations	—	1	2
Interest on subordinated debenture	1,361	34	49
Total interest expense	1,801	489	1,265
Net interest income	22,031	23,599	24,119
(Reversal of) provision for credit losses on loans	(2,929)	(856)	2,200
Net interest income after (reversal of) provision for credit losses	24,960	24,455	21,919
Non-interest income
Wealth Management and Trust Services	488	476	504
Debit card interchange fees	366	387	360
Service charges on deposit accounts	281	286	451
Earnings on bank-owned life insurance, net	257	232	275
Dividends on Federal Home Loan Bank stock	149	151	208
Merchant interchange fees	57	56	73
Gains on sale of investment securities, net	—	—	800
Other income	228	239	449
Total non-interest income	1,826	1,827	3,120
Non-interest expense
Salaries and related benefits	9,208	8,414	9,477
Occupancy and equipment	1,751	1,843	1,663
Professional services	863	432	544
Data processing	819	747	786
Depreciation and amortization	459	558	526
Information technology	313	292	250
Amortization of core deposit intangible	204	214	213
Federal Deposit Insurance Corporation insurance	179	175	2
Directors' expense	175	180	174
Charitable contributions	31	113	167
(Reversal of) provision for credit losses on unfunded loan commitments	(590)	960	102
Other expense	1,410	1,252	1,565
Total non-interest expense	14,822	15,180	15,469
Income before provision for income taxes	11,964	11,102	9,570
Provision for income taxes	3,017	2,985	2,342
Net income	$8,947	$8,117	$7,228
Net income per common share:
Basic	$0.67	$0.60	$0.53
Diluted	$0.66	$0.60	$0.53
Weighted average shares:
Basic	13,363	13,523	13,525
Diluted	13,469	13,615	13,656
Comprehensive income (loss):
Net income	$8,947	$8,117	$7,228
Other comprehensive (loss) income:
Change in net unrealized gains on available-for-sale securities	(9,082)	286	9,812
Reclassification adjustment for (gains) on available-for-sale securities included in net income	—	—	(800)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	143	129	110
Other comprehensive (loss) income, before tax	(8,939)	415	9,122
Deferred tax (benefit) expense	(2,644)	124	2,697
Other comprehensive (loss) income, net of tax	(6,295)	291	6,425
Total comprehensive income	$2,652	$8,408	$13,653

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$165,788	$42	0.10%	$157,389	$40	0.10%	$99,362	$332	1.32%
Investment securities [2,3]	540,970	3,282	2.43%	498,730	3,395	2.72%	556,897	4,266	3.06%
Loans [1,3,4]	2,099,847	20,836	3.97%	2,096,908	20,975	3.91%	1,833,180	21,066	4.55%
Total interest-earning assets [1]	2,806,605	24,160	3.44%	2,753,027	24,410	3.47%	2,489,439	25,664	4.08%
Cash and non-interest-bearing due from banks	50,931			64,600			40,844
Bank premises and equipment, net	4,777			5,213			5,939
Interest receivable and other assets, net	133,693			135,520			118,909
Total assets	$2,996,006			$2,958,360			$2,655,131
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$174,135	$39	0.09%	$160,827	$41	0.10%	$138,395	$66	0.19%
Savings accounts	214,049	19	0.04%	198,616	18	0.04%	163,439	16	0.04%
Money market accounts	703,577	286	0.16%	697,203	279	0.16%	760,616	971	0.51%
Time accounts including CDARS	96,349	96	0.40%	97,512	118	0.48%	96,157	161	0.67%
Borrowings and other obligations [1]	36	—	1.99%	72	—	2.37%	358	2	1.81%
Subordinated debenture [1,5]	2,164	1,361	251.54%	2,768	34	4.85%	2,715	49	7.19%
Total interest-bearing liabilities	1,190,310	1,801	0.61%	1,156,998	490	0.17%	1,161,680	1,265	0.44%
Demand accounts	1,406,123			1,397,349			1,119,975
Interest payable and other liabilities	44,551			44,532			33,045
Stockholders' equity	355,022			359,481			340,431
Total liabilities & stockholders' equity	$2,996,006			$2,958,360			$2,655,131
Tax-equivalent net interest income/margin [1]		$22,359	3.19%		$23,920	3.40%		$24,399	3.88%
Reported net interest income/margin [1]		$22,031	3.14%		$23,599	3.35%		$24,119	3.83%
Tax-equivalent net interest rate spread			2.83%			3.30%			3.64%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2021 and 2020.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] First quarter 2021 interest expense includes $1.3 million accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.